Exhibit 10.19
FIFTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT
     This Amendment, dated as of March 31, 2006, is made by and among GLOBAL EMPLOYMENT SOLUTIONS, INC., a Colorado corporation (“Global”), EXCELL PERSONNEL SERVICES CORPORATION, an Illinois corporation (“Excell”), FRIENDLY ADVANCED SOFTWARE TECHNOLOGY, INC., a New York corporation (“Friendly”), TEMPORARY PLACEMENT SERVICE, INC., f/k/a Michael & Associates, Inc. and successor by merger to Temporary Placement Service, Inc., a Georgia corporation (“TPS”), SOUTHEASTERN STAFFING, INC., a Florida corporation (“Southeastern”), SOUTHEASTERN PERSONNEL MANAGEMENT, INC., a Florida corporation (“SPM”), MAIN LINE PERSONNEL SERVICES, INC., a Pennsylvania corporation (“Main Line”), BAY HR, Inc., a Florida corporation (“BHR”) and SOUTHEASTERN GEORGIA HR, INC., a Georgia corporation (“SGHR”) (Global, Excell, Friendly, TPS, Southeastern, SPM, Main Line, BHR and SGHR are each referred to herein as a “Borrower” and collectively as the “Borrowers”), and WELLS FARGO BANK, N.A. (the “Lender”), acting through its WELLS FARGO BUSINESS CREDIT operating division.
Recitals
     The Borrowers and the Lender are parties to a Credit and Security Agreement dated as of March 7, 2002, as amended by a First Amendment to Credit and Security Agreement dated as of June 26, 2003, a Second Amendment to Credit and Security Agreement and Waiver of Defaults dated as of August 30, 2004, a Third Amendment to Credit and Security Agreement and Waiver of Defaults dated as of January 31, 2005 and a Fourth Amendment to Credit and Security Agreement and Waiver of Defaults dated as of May 13, 2005 (as so amended, the “Credit Agreement”). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.
     The Borrowers have requested that certain amendments be made to the Credit Agreement, which the Lender is willing to make pursuant to the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:
     1. The preamble of the Credit Agreement is hereby amended to read in its entirety as follows:
     “Global Employment Solutions, Inc., a Colorado corporation (‘Global’), Excell Personnel Services Corporation, an Illinois corporation (‘Excell’), Friendly Advanced Software Technology, Inc., a New York corporation (‘Friendly’), Temporary Placement Service, Inc., f/k/a Michael & Associates, Inc. and successor by merger to Temporary Placement Service, Inc., a Georgia corporation (‘TPS’), Southeastern Staffing, Inc., a Florida corporation (‘Southeastern’), Southeastern Personnel Management, Inc., a Florida corporation (‘SPM’), Main Line Personnel Services, Inc., a Pennsylvania corporation (‘Main Line’), Bay HR, Inc., a Florida corporation (‘BHR’) and Southeastern Georgia HR, Inc., a Georgia corporation

(‘SGHR’)(Global, Excell, Friendly, TPS, Southeastern, SPM, Main Line, BHR and SGHR, each a “Borrower” and collectively the ‘Borrowers’), and Wells Fargo Bank, N.A. (the ‘Lender’), acting through its Wells Fargo Business Credit operating division, hereby agree as follows:”
     2. Defined Terms. Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein. In addition, Section 1.1 of the Credit Agreement is amended by adding or amending, as the case may be, the following definitions:
     “Accounts” shall have the meaning given it under the UCC.
     “Availability” means (i) with respect to all Borrowers on a consolidated basis, the difference between (x) the aggregate Borrowing Base for all Borrowers and (y) the sum of (A) the outstanding principal balance of the Revolving Note, (B) the L/C Amount, (C) the Borrowing Base Reserve and (D) the Obligations that all Borrowers on a consolidated basis owe to the Lender that have not yet been advanced on the Revolving Note, and the dollar amount that the Lender in its reasonable discretion then determines to be a reasonable determination of the Borrowers’ aggregate credit exposure with respect to Wells Fargo Bank Affiliate Obligations and obligations owed to Wells Fargo Merchant Services, LLC, and (ii) with respect to any Borrower individually, the difference between (x) the Borrowing Base for that Borrower and (y) the sum of (A) the outstanding principal balance of Revolving Advances made to that Borrower, (B) the L/C Amount for that Borrower, (C) the Borrowing Base Reserve related to such Borrower and (D) the Obligations that such Borrower on a consolidated basis owes to the Lender that have not yet been advanced on the Revolving Note, and the dollar amount that the Lender in its reasonable discretion then determines to be a reasonable determination of such Borrower’s aggregate credit exposure with respect to Wells Fargo Bank Affiliate Obligations and obligations owed to Wells Fargo Merchant Services, LLC.
     “Advance” means a Revolving Advance or the Term Advance.
     “Book Net Worth” means, with respect to any Borrower, the aggregate of the common and preferred shareholders’ equity in such Borrower determined in accordance with GAAP.
     “Borrowing Base” means, at any time and without duplication:
(a)	for Southeastern, the lesser of:
(i)	the Maximum Line; and

(ii)	subject to change from time to time in the Lender’s sole discretion, the sum of:

(x) the lesser of (A) the Eligible Account Advance Rate Percentage of the Eligible Accounts of Southeastern and (B) $2,000,000, plus

(y) the lesser of (A) the Eligible Unbilled Account Advance Rate Percentage of the Eligible Unbilled Accounts of Southeastern and (B) $3,500,000;
(b)	for all Borrowers (other than Southeastern) the lesser of:
(i)	the Maximum Line; and

(ii)	subject to change from time to time in the Lender’s sole discretion, the sum of:

(x) the Eligible Account Advance Rate Percentage of the aggregate Eligible Accounts of all Borrowers (other than Southeastern), plus

(y) the lesser of (A) the Eligible Unbilled Account Advance Rate Percentage of the aggregate Eligible Unbilled Accounts of all Borrowers (other than Southeastern) and (B) $3,500,000.
     “Borrowing Base Reserve” means, as of any date of determination, such amounts (expressed as either a specified amount or as a percentage of a specified category or item) as the Lender may from time to time establish and adjust in reducing Availability (a) to reflect events, conditions, contingencies or risks which, as determined by the Lender, do or may affect (i) the Collateral or its value, (ii) the assets, business or prospects of any Borrower, or (iii) the security interests and other rights of the Lender in the Collateral (including the enforceability, perfection and priority thereof), or (b) to reflect the Lender’s judgment that any collateral report or financial information furnished by or on behalf of a Borrower to the Lender is or may have been incomplete, inaccurate or misleading in any material respect, or (c) in respect of any state of facts that the Lender determines constitutes a Default or an Event of Default.
     “Business Day” means a day on which the Federal Reserve Bank of New York is open for business.
     “Change of Control” means the occurrence of any of the following events:
     (a) Other than with respect to the purchasers of the preferred stock of the Public Parent and the holders of the Secured Subordinated Debt as of March 31, 2006, any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 10 percent of the voting power of all classes of voting stock of the Public Parent or any Borrower.

     (b) During any consecutive two-year period, individuals who at the beginning of such period constituted the board of Directors of the Public Parent or any Borrower (together with any new Directors whose election to such board of Directors, or whose nomination for election by the owners of the Public Parent or such Borrower, was approved by a vote of 66 2/3% of the Directors then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of Directors of the Public Parent or such Borrower then in office.
     (c) Howard Brill or Daniel Hollenbach shall cease to actively manage the applicable Borrower’s day-to-day business activities unless, in each case, a replacement of any such person, acceptable to Lender in its reasonable discretion, is put in place within 120 days of such cessation.
     (d) any Fundamental Transaction occurs.”
     “Collateral” means each Borrower’s Accounts, chattel paper and electronic chattel paper, deposit accounts, documents, Equipment, General Intangibles, goods, instruments, Inventory, Intellectual Property Rights, Investment Property, letter-of-credit rights, letters of credit, all sums on deposit in any Collateral Account or in the Southeastern Blocked Account, and any items in any Lockbox; together with (i) all substitutions and replacements for and products of any of the foregoing; (ii) in the case of all goods, all accessions; (iii) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any goods; (iv) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such goods; (v) all collateral subject to the Lien of any Security Document; (vi) any money, or other assets of each Borrower that now or hereafter come into the possession, custody, or control of the Lender; (vii) all sums on deposit in the Special Account; (viii) proceeds of any and all of the foregoing; (ix) books and records of each Borrower, including all mail or electronic mail addressed to each Borrower; and (x) all of the foregoing, whether now owned or existing or hereafter acquired or arising or in which any Borrower now has or hereafter acquires any rights.
     “Cut-off Time” means 11:00 a.m., Denver, Colorado time.
     “Director” means a director if the Public Parent or such Borrower is a corporation, a governor or manager if the Public Parent or such Borrower is a limited liability company, or a general partner if the Public Parent or such Borrower is a partnership.
     “Eligible Account Advance Rate Percentage” means, 90% from the date of the Term Note until the earlier to occur of (i) repayment in full of the Term Note, (ii) April 1, 2008 or (iii) the Termination Date, and at all other times 85%.

     “Eligible Unbilled Account Advance Rate Percentage” means, 75% from the date of the Term Note until the earlier to occur of (i) repayment in full of the Term Note, (ii) April 1, 2008 or (iii) the Termination Date, and at all other times 70%.
     “Excess Cash Flow” means, for a given period, the sum of (a) Net Income, plus (b) depreciation, amortization, deferred income taxes and other non-cash items, minus (c) Capital Expenditures and the amount of the Borrowers’ long-term debt and capitalized leases which become due during such period including under the Term Note, each such amount described in clauses (a) through (c) as determined for such period in accordance with GAAP.
     “Floating Rate” means, (i) with respect to Revolving Advances evidenced by the Revolving Note, an annual interest rate equal to the Prime Rate, and (ii) with respect to Term Advances evidenced by the Term Note, an annual interest rate equal to the sum of the Prime Rate plus 2.75%, which interest rate shall, in each case, change when and as the Prime Rate changes.
     “Fundamental Transaction” means (i) a transaction or series of related transactions pursuant to which the Public Parent: (A) sells, conveys or disposes of all or substantially all of its assets determined on either a quantitative or qualitative basis (the presentation of any such transaction for stockholder approval being conclusive evidence that such transaction involves the sale of all or substantially all of the assets of the Public Parent); (B) merges or consolidates with or into, or engages in any other business combination with, any other Person, in any case that results in the holders of the voting securities of the Public Parent immediately prior to such transaction holding or having the right to direct the voting of 50% or less of the total outstanding voting securities of the Public Parent or such other surviving or acquiring person or entity immediately following such transaction; or (C) sells or issues, or any of its stockholders sells or transfers, any securities to any Person, or the acquisition or right to acquire securities by any Person, in either case acting individually or in concert with others, such that, following the consummation of such transaction(s), such Person(s) (together with their respective affiliates, as such term is used under Section 13(d) of the Exchange Act) would own or have the right to acquire greater than 50% of the outstanding shares of common stock of the Public Parent (on a fully-diluted basis, assuming the full conversion, exercise or exchange of all rights then outstanding); (ii) any reclassification or change of the outstanding shares of common stock of the Public Parent (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination); or (iii) any event, transaction or series of related transactions that results in individuals serving on the board of Directors of the Public Parent on March 31, 2006 ceasing for any reason to constitute at least a majority of the board of Directors of the Public Parent; provided, however, that any individual becoming a director of the Public Parent subsequent to March 31, 2006 whose appointment, election, or nomination for election by the Public Parent’s stockholders was approved by a vote of at least two-thirds of the individuals serving on the board of Directors of the Public Parent on March 31, 2006 (other than an appointment, election, or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Public Parent) shall be considered as though such Person were a member of the board of Directors of the Public Parent on March 31, 2006.
     “General Intangibles” shall have the meaning given it under the UCC.
     “Guaranty” means each unconditional continuing guaranty or unconditional continuing guaranty by corporation executed by a Guarantor in favor of the Lender (collectively, the “Guaranties”).
     “Infringement” or “Infringing” when used with respect to Intellectual Property Rights means any infringement or other violation of Intellectual Property Rights.
     “Inventory” shall have the meaning given it under the UCC.
     “Loan Documents” means this Agreement, the Notes, any Guaranties, the Subordination Agreements, any L/C Applications and the Security Documents, together with every other agreement, note, document, contract or instrument to which the Borrower now or in the future may be a party and which is required by the Lender.
     “Maturity Date” means July 31, 2009.
     “Maximum Line” means $15,000,000 unless said amount is replaced pursuant to Section 2.11, in which event it means such lower amount.
          “Net Income” means fiscal year-to-date after-tax net income from continuing operations, including extraordinary losses but excluding extraordinary gains, all as determined in accordance with GAAP.
     “Note” means the Revolving Note or the Term Note, and “Notes” means the Revolving Note and the Term Note.
     “Obligations” means each Note, the Obligation of Reimbursement and each and every other debt, liability and obligation of every type and description which any Borrower may now or at any time hereafter owe to the Lender, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it arises in a transaction involving the Lender alone or in a transaction involving other creditors of such Borrower, and whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including all indebtedness of such Borrower arising under any Loan Document or guaranty between such Borrower and the Lender, whether now in effect or subsequently entered into, and all Wells Fargo Bank Affiliate Obligations and indebtedness owed by such Borrower to Wells Fargo Merchant Services, LLC.

     “Owner” means, with respect to the Public Parent or any Borrower, each Person having legal or beneficial title to an ownership interest in the Public Parent or such Borrower or a right to acquire such an interest.
     “Public Parent” means Global Employment Holdings, Inc.
     “Prime Rate” means at any time the rate of interest most recently announced by the Lender at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of the Lender’s base rates, and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof in such internal publication or publications as the Lender may designate. Each change in the rate of interest shall become effective on the date each Prime Rate change is announced by the Lender.
     “Registration Rights Agreements” means the Registration Rights Agreement, dated as of March 31, 2006, by and among the Public Parent and the purchasers of the Secured Subordinated Debt, the Registration Rights Agreement, dated as of March 31, 2006, by and among the Public Parent and the purchasers of the Public Parent’s Series A Preferred Stock and the Registration Rights Agreement, dated as of March 31, 2006, by and among the Public Parent and the purchasers of the Public Parent’s common stock.
     “Revolving Note” means the Borrowers’ revolving promissory note, payable to the order of the Lender in substantially the form of Exhibit A hereto, as same may be renewed and amended from time to time, and all replacements thereto.
     “Secured Subordinated Debt” means any and all amounts owing by any Borrower or the Public Parent under the terms of any of the following: the Note Securities Purchase Agreement by and among Global, Amatis Limited and the other buyers party thereto, if any (collectively, the “Buyers”), dated as of March 31, 2006; the Public Parent’s Senior Secured Convertible Notes, each dated as of March 31, 2006, payable to the order of Amatis Limited and the Buyers, in the original aggregate principal amount of $30,000,000; the Guaranty executed by each Borrower in favor of Amatis Limited in its capacity as collateral agent for the Buyers and any other agreements, instruments and documents related thereto.
     “Subordinated Debt” means the Secured Subordinated Debt.
     “Subsidiary” means any Person of which more than 50% of the outstanding ownership interests having general voting power under ordinary circumstances to elect a majority of the board of directors or the equivalent of such Person, regardless of whether or not at the time ownership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by a Borrower, by a Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.
     “Term Advance” is defined in Section 2.17.

     “Term Note” means the Borrowers’ term promissory note, payable to the order of the Lender, as same may be renewed and amended from time to time, and all replacements thereto.
     “Wells Fargo Bank Affiliate Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by any Borrower or its Subsidiaries to any Person that is owned in material part by the Lender, and that relates to any service or facility extended to any Borrower or its Subsidiaries, including: (a) credit cards, (b) credit card processing services, (c) debit cards, and (d) purchase cards, as well as any other services or facilities from time to time specified by the Lender, whether direct or indirect, absolute or contingent, due or to become due, and whether existing now or in the future.
     3. Section 2.7(a) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
     “(a) Notes. Except as set forth in Subsections (b), (c) and (f), the outstanding principal balance of each Note shall bear interest at the applicable Floating Rate.”
     4. Subsections (b) and (c) of Section 2.8 of the Credit Agreement are hereby amended and restated to read in their entirety as follows:
     “(b) Audit Fees. The Borrowers shall pay the Lender, on demand, audit fees in connection with any audits or inspections conducted by the Lender of any Collateral or any Borrower’s operations or business, including any surveys conducted by Lender with respect to any Borrower prior to the execution of this Agreement, at the rates established from time to time by the Lender as its audit fees (which fees are currently $100 per hour per auditor), together with all actual out-of-pocket costs and expenses incurred in conducting any such audit or inspection; provided that, (i) until repayment in full of the Term Note, the Lender may not conduct more than three (3) such audits in any 12 month period unless a Default has occurred and is continuing and (ii) after repayment in full of the Term Note, the Lender may not conduct more than two (2) such audits in any 12 month period unless a Default has occurred and is continuing or the average Availability over a rolling three month period is less than $3,000,000.
     (c) Termination and Line Reduction Fees. If the Credit Facility is terminated (i) by the Lender during a Default Period that begins before the Maturity Date, (ii) by any Borrower (A) as of a date other than the Maturity Date or (B) as of the Maturity Date but without the Lender having received written notice of such termination at least 90 days before such Maturity Date, or if any Borrower reduces the Maximum Line, the Borrowers shall pay to the Lender a fee in an amount equal to: (A) if the termination or reduction occurs on or before April 1, 2007, 2% of the Maximum Line (or the reduction of the Maximum Line, as the case may be), plus 2% of the amount of the Term Note prepaid; (B) if the termination or reduction occurs after April 1, 2007 but on or before April 1, 2008, 1.5% of the Maximum Line (or the reduction of the Maximum Line, as the case may be) plus 1.5% of the amount of the Term Note prepaid; and (C) if the termination or reduction occurs after April 1, 2008, 1% of the Maximum Line (or the reduction of the Maximum Line, as the case may be).”
     5. Subsections (f) and (g) of Section 2.8 of the Credit Agreement are hereby amended and restated to read in their entirety as follows:
     “(f) Monthly Accommodation Fee. The Borrowers agree to pay to the Lender a fully earned and non-refundable monthly accommodation fee of $300 per month from the date of this Agreement to and including the Termination Date, due and payable monthly in arrears on the first day of each month and on the Termination Date.”
     (g) Other Fees and Charges. The Lender may from time to time impose additional fees and charges as consideration for Advances made in excess of Availability or for other events that constitute an Event of Default or a Default hereunder, including fees and charges for the administration of Collateral by the Lender, and fees and charges for the late delivery of reports, which may be assessed in the Lender’s sole discretion on either an hourly, periodic, or flat fee basis, and in lieu of or in addition to imposing interest at the Default Rate.”
     6. Section 2.13 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
     “Section 2.13 Revolving Advances to Pay Obligations. Notwithstanding anything in Section 2.1, the Lender may, in its discretion at any time or from time to time, without a Borrower’s request and even if the conditions set forth in Section 4.2 would not be satisfied, make a Revolving Advance in an amount equal to the portion of the Obligations from time to time due and payable, and may deliver the proceeds of any such Revolving Advance to any affiliate of the Lender in satisfaction of any Wells Fargo Bank Affiliate Obligations and may deliver the proceeds of any such Revolving Advance to Wells Fargo Merchant Services, LLC in satisfaction of any unpaid obligations due to that entity.”
     7. Article II of the Credit Agreement is hereby amended by adding new Sections 2.17 and 2.18 to read in their entirety as follows:
     “Section 2.17 Term Advance.
     (a) The Lender agrees, subject to the terms and conditions of this Agreement, to make a single advance to the Borrowers on March 31, 2006 (the ‘Term Advance’) in an amount equal to $5,000,0000. The Borrowers’ joint and several obligation to pay the Term Advance shall be evidenced by the Term Note and shall be secured by the Collateral as provided in Article III.
     (b) The Borrowers shall make their request for the Term Advance to the Lender no later than the Cut-off Time on the Business Day on which the Borrowers wish to receive the Term Advance. Such request may be made in writing or by telephone, specifying the date of the requested Term Advance. Such request shall be by an individual authorized pursuant to Section 2.2. Upon fulfillment of the applicable conditions set forth in Article IV, the Lender shall deposit the proceeds of the requested Term Advance by crediting the same to Global’s demand deposit account specified in Section 2.2 unless the Lender and the Global shall agree in writing to another manner of disbursement. Upon the Lender’s request, Global shall promptly confirm any such telephonic request for the Term Advance by executing and delivering an appropriate confirmation certificate to the Lender. The Borrowers shall be obligated to repay the Term Advance notwithstanding the Lender’s failure to receive such confirmation and notwithstanding the fact that the Person requesting the same was not in fact authorized to do so. Any request for the Term Advance, whether written or telephonic, shall be deemed to be a representation by the Borrowers, upon which the Lender may rely, that the Borrowers are in compliance with the conditions set forth in Section 4.2 as of the time of the request.
Section 2.18 Payment of Term Note. All prepayments of principal with respect to the Term Note shall be applied to the most remote principal installment or installments then unpaid. The outstanding principal balance of the Term Note shall be due and payable as follows:
     (a) In equal monthly installments of $138,889, beginning on May 1, 2006, and on the first day of each month thereafter until March 1, 2008;
     (b) On February 15, 2007 and February 15, 2008, 25% of the Borrowers’ Excess Cash Flow from the preceding fiscal year shall be due and payable and shall be applied to the most remote principal installment or installments then unpaid; and
     (c) On the earlier of April 1, 2008 or the Termination Date of the Credit Facility, the entire unpaid principal balance of the Term Note, and all unpaid interest accrued thereon, shall also be fully due and payable.”
     8. Section 3.1 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
“Section 3.1. Grant of Security Interest. Each Borrower hereby pledges, assigns and grants to the Lender for the benefit of itself and as agent for Wells Fargo Merchant Services, LLC and any affiliate of the Lender that may provide credit or services to any Borrower that constitute Wells Fargo Bank Affiliate Obligations a lien and security interest (collectively referred to as the “Security Interest”) in the Collateral, as security for the payment and performance of the Obligations. Upon request by the Lender, the Borrowers will grant the Lender, for the benefit of itself and as agent for Wells Fargo Merchant Services, LLC and any affiliate of the Lender that may provide credit or services to any Borrower that constitute Wells Fargo Bank Affiliate Obligations, a security interest in all commercial tort claims it may have against any Person.”

     9. Section 6.2 of the Credit Agreement is hereby amended and restated in full to read in its entirety as follows:
     “Section 6.2. Financial Covenants.
     (a) Minimum Net Income. The Borrowers on a consolidated basis including all Subsidiaries and the Public Parent will achieve during each period described below, Net Income greater than the amount set forth opposite such period (numbers appearing between “< >” are negative):

Period	Minimum Net Income
The three months ending April 2, 2006	$<1,105,000>
The six months ending July 2, 2006	$0
The nine months ending October 1, 2006	$1,500,000
The twelve months ending December 31, 2006	$2,714,000
     (b) Minimum Book Net Worth Plus Subordinated Debt. Each Borrower will maintain, determined as at the end of each calendar month, its Book Net Worth at an amount not less than $200,000. The Borrowers will maintain, on a consolidated basis including all Subsidiaries and the Public Parent, determined as at the end of each calendar month set forth below, their Book Net Worth plus all Debt subject to a Subordination Agreement, at an amount not less than the amount set forth below opposite each such month:

Minimum
Book Net Worth Plus
Period	Subordinated Debt
The month ending April 2, 2006	$20,066,000
The month ending April 30, 2006	$20,066,000
The month ending May 28, 2006	$20,066,000
The month ending July 2, 2006	$21,171,000
The month ending July 30, 2006	$21,171,000
The month ending August 27, 2006	$21,171,000
The month ending October 1, 2006	$22,671,000
The month ending October 29, 2006	$22,671,000
The month ending November 26, 2006	$22,671,000
The month ending December 31, 2006 and each fiscal month thereafter	$23,885,000

     (c) Capital Expenditures. The Borrowers will not incur or contract to incur Capital Expenditures of more than $800,000 in the aggregate during fiscal 2006 and zero thereafter until new Financial Covenants are set pursuant to Section 6.2(e).
     (d) Minimum Availability. The average Availability, with respect to all Borrowers on a consolidated basis, measured monthly on the last day of each month, shall exceed $2,000,000.
     (e) New Covenants. On or before May 31, 2006, the Borrowers and the Lender shall negotiate in good faith new covenant levels for Section 6.2(b) that (i) the Borrowers shall be required to maintain for periods after March 31, 2006, based upon any non-cash balance sheet adjustments resulting from the issuance of securities by the Public Parent, including the Secured Subordinated Debt, and (ii) shall be no less favorable to the Lender than the levels from the prior periods. Prior to December 31, 2006, the Borrowers and the Lender shall negotiate in good faith new covenant levels for Section 6.2 that (i) the Borrowers shall be required to maintain for periods after December 31, 2006, based upon the Borrowers’ projections for such period, and (ii) shall be no less favorable to the Lender than the levels from the prior periods.”
     10. Section 6.3 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
     “Section 6.3 Permitted Liens; Financing Statements.
     (a) No Borrower will create, incur or suffer to exist any Lien upon or of any of its assets, now owned or hereafter acquired, to secure any indebtedness; excluding, however, from the operation of the foregoing, the following (collectively, “Permitted Liens”):
     (i) in the case of any Borrower’s property which is not Collateral, covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with any Borrower’s business or operations as presently conducted;
     (ii) Liens in existence on the date hereof and listed in Schedule 6.3 hereto, securing indebtedness for borrowed money permitted under Section 6.4;
     (iii) the Security Interest and Liens created by the Security Documents;
     (iv) Liens securing repayment of the Secured Subordinated Debt;
     (v) purchase money Liens relating to the acquisition of machinery and equipment of any Borrowers not exceeding the lesser of cost or fair market value thereof not exceeding $50,000 for any one purchase and so long as no Default

Period is then in existence and none would exist immediately after such acquisition; and
     (vi) Liens in respect of judgments or awards for which appeals or proceedings for review are being prosecuted and in respect of which a stay of execution upon any such appeal or proceeding for review shall have been secured, provided that (i) such Person shall have established adequate reserves for such judgments or awards in accordance with GAAP, (ii) such judgments or awards shall be fully insured (subject to deductibles) and the insurer shall not have denied coverage, or (iii) such judgments or awards shall have been bonded to the satisfaction of Lender.
     (b) No Borrower will amend any financing statements in favor of the Lender except as permitted by law.”
     11. Section 6.5 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
“Section 6.5. Guaranties. No Borrower will assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:
     (a) the endorsement of negotiable instruments by the Borrowers for deposit or collection or similar transactions in the ordinary course of business;
     (b) guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons, in existence on the date hereof and listed in Schedule 6.4 hereto; and
     (c) guaranties of the Secured Subordinated Debt.”
     12. Section 6.7 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
“Section 6.7. Dividends and Distribution. No Borrower will declare or pay any dividends (other than dividends payable solely in stock of such Borrower) on any class of its stock or the Public Parent’s stock or make any payment on account of the purchase, redemption or other retirement of any shares of such stock or any indebtedness or liability of the Public Parent or any Borrower evidenced by or related to notes, bonds, debentures or other securities or similar obligations, including the agreements, instruments and documents evidencing the Secured Subordinated Debt, or make any distribution in respect thereof, either directly or indirectly; provided, however, that so long as no Event of Default has occurred and is continuing or will occur as a result of or immediately following any such payment, (a) the Borrowers may declare and pay dividends to their corporate parents that are Borrowers, (b) Global may declare and pay dividends to the Public Parent up to five days prior to the due date of each scheduled payment (but not prepayment) of interest under the Secured Subordinated Debt in an amount equal to such scheduled payment and (c) Global may pay dividends to the Public Parent in an amount up to $1,300,000 in the aggregate for the payment of the fees and penalties (but in no event for the payment of any amounts related to redemption) due and payable to the holders of the Secured Subordinated Debt, the holders of the Public Parent’s Series A Preferred Stock and the holders of the Public Parent’s common stock pursuant to the Registration Rights Agreements, the Public Parent’s Senior Secured Convertible Notes, each dated as of March 31, 2006, payable to the order of the holders of the Secured Subordinated Debt, in the original aggregate principal amount of $30,000,000 and the Note Securities Purchase Agreement by and among Global and the holders of the Secured Subordinated Debt, so long as Global has delivered to the Lender prior written notice that such fees or penalties will be due and payable, which notice shall be delivered to the Lender at least five Business Days prior to the date on which such payment is due.”
     13. Section 7.1 of the Credit Agreement shall be amended by deleting the word “or” at the end of subsection (o) of Section 7.1, by replacing the period at the end of subsection (p) of Section 7.1 with a semi-colon and by adding the following new subsections (q) and (r) to read in their entirety as follows:
     “(q) The indictment of any Director, Officer or Guarantor for a felony offence under state or federal law; or
     (r) A default or an event of default shall occur under any agreement, instrument or document evidencing or related to any securities issued by the Public Parent or any Subordinated Debt.”
     14. Schedule 5.2 of the Credit Agreement is hereby amended and restated to read in its entirety as set forth on Exhibit A to this Amendment.
     15. The Credit Agreement is hereby amended to remove Placer Staffing, Inc. as a Borrower and signatory thereto.
     16. No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.
     17. Consent. The Borrowers have requested that the Lender consent to the acquisition of not less than 90% of Global’s equity by the Public Parent, which entity shall be incorporated and in good standing in the State of Delaware (the “Share Purchase”) and the merger of Global Merger Corp, a wholly-owned Subsidiary of the Public Parent, with and into Global, pursuant to which each share of the remaining equity securities of Global not acquired by the Public Parent in the Share Purchase will be converted into the same number of shares of Common Stock as in the Share Purchase, and after giving effect to such merger the shareholders of Global immediately prior to the Share Purchase and such merger will own, on a fully-diluted basis following completion of the Share Purchase and such merger, not less than 97% of the

Public Parent’s common equity (the “Sale and Merger”). Consummation of the Sale and Merger would be a default under the Credit Agreement, including without limitation Section 5.2, Section 6.8, Section 6.18, Section 6.25 and Section 7.1(c). Each Borrower represents and warrants to the Lender that, both before and after giving effect (a) to this Amendment, and all of the agreements, instruments and documents evidencing or related hereto, and (b) the Sale and Merger, including without limitation all of the transactions contemplated in the agreements, instruments and documents evidencing or related to any of the securities issued with respect to the Sale and Merger, including without limitation the Secured Subordinated Debt (collectively, the “New Debt Documents”), none of the Borrowers nor any of their Affiliates: (i) was or will be insolvent, as that term is used and defined in Section 101(32) of the United States Bankruptcy Code and Section 2 of the Uniform Fraudulent Transfer Act; (ii) has unreasonably small capital or is engaged or about to engage in a business or a transaction for which any remaining assets of such Borrower or such Affiliate are unreasonably small; (iii) by executing, delivering or performing its obligations under this Amendment, the New Debt Documents or any other agreements, instruments or documents to which it is a party or by taking any action with respect thereto, intends to, nor believes that it will, incur debts beyond its ability to pay them as they mature; (iv) by executing, delivering or performing its obligations under this Amendment, the New Debt Documents or any other agreements, instruments or documents to which it is a party or by taking any action with respect thereto, intends to hinder, delay or defraud either its present or future creditors; and (v) at this time contemplates filing a petition in bankruptcy or for an arrangement or reorganization or similar proceeding under any law of any jurisdiction, nor, to the best knowledge of any Borrower, is the subject of any actual, pending or threatened bankruptcy, insolvency or similar proceedings under any law of any jurisdiction. Each Borrower further represents and warrants to the Lender that (i) all actions required to consummate the Sale and Merger have been taken, (ii) consummation of the Sale and Merger does not and will not violate or conflict with any agreement presently binding upon any Borrower, (iii) Global Merger Corp has no liabilities of any kind and is not encumbered by any Liens other than those of the Lender; (iv) upon consummation of the Sale and Merger, Global will be the surviving entity and (iv) upon consummation of the Sale and Merger, the Public Parent will own 100% of the outstanding preferred and common stock of Global. Upon the terms and subject to the conditions set forth in this Amendment, the Lender consents to the Sale and Merger. This consent shall be effective only in this specific instance and for the specific purpose for which it is given, and this consent shall not entitle any Borrower to any other or further consents in any similar or other circumstances.
     18. Amendment; Placer and GECC UCC. The Borrowers agree that the Borrowers’ failure, on or before May 31, 2006, (a) to deliver to the Lender those promissory notes listed on Part II of Schedule I to the Pledge Agreement by TPS in favor of the Lender dated as of the date hereof, (b) to deliver to the Lender evidence satisfactory to the Lender in its sole discretion that Placer Staffing, Inc. has been dissolved, (c) to deliver to the Lender evidence satisfactory to the Lender in its sole discretion that UCC-1 Financing Statement No. 2006011902869, filed in the Pennsylvania Secretary of State’s Office on January 19, 2006, naming Main Line, as debtor, and GECC, as secured party, has been terminated or (d) to enter into an amended and restated credit and security agreement with the Lender, together with any other agreements, instruments and documents required thereunder, each in form and substance acceptable to the Lender in its sole discretion, shall constitute an Event of Default under the Credit Agreement. Each Borrower agrees that it will not sell, lease, assign, or otherwise transfer any of its assets to, or make or permit to exist any loans or advances to, or make any additional investment or acquire any additional interest whatsoever in, Placer Staffing, Inc. Global further agrees that it will cause Placer Staffing, Inc. not to become an obligor of the Subordinated Debt, including without limitation, guarantying the obligations of any Borrower or Global Employment Holdings, Inc. under the Subordinated Debt or pledging assets to secure the repayment of the Subordinated Debt.
     19. Accommodation Fees. The Borrowers shall pay the Lender as of the date hereof a fully earned, non-refundable fee in the amount of $175,000 in consideration of the Lender’s execution and delivery of this Amendment. The Borrowers shall also pay the Lender, on or before April 3, 2006, a fully earned, non-refundable fee in the amount of $8,076.72 if the Term Advance and a Revolving Advance in the amount of $5,731,700 are not made before 2:00 p.m. on the date hereof, which fee is in consideration of the Lender’s reserving funds for such Advances.
     20. Conditions Precedent. This Amendment shall be effective when the Lender shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to the Lender in its sole discretion:
          (a) The Fourth Amended and Restated Revolving Note, duly executed on behalf of each Borrower;
          (b) The Term Note, duly executed on behalf of each Borrower;
          (c) A Certificate of Authority for Amendment , duly executed by Officers of each of the Borrowers;
          (d) A Pledge Agreement by each Borrower in favor of the Lender, duly executed by such Borrower, including all stock certificates;
          (e) A Patent and Trademark Security Agreement by each Borrower, Global Merger Corp and Global Employment Holdings, Inc., in favor of the Lender, each duly executed by such Borrower, Global Merger Corp or Global Employment Holdings, Inc., as the case may be;
          (f) A Copyright Security Agreement by each Borrower, Global Merger Corp and Global Employment Holdings, Inc., in favor of the Lender, each duly executed by such Borrower, Global Merger Corp or Global Employment Holdings, Inc., as the case may be;
          (g) A Guaranty by Global Employment Solutions, Inc., duly executed by Global Employment Solutions, Inc.;
          (h) A Guaranty by Global Employment Holdings, Inc., duly executed by Global Employment Holdings, Inc.;

          (i) A Security Agreement by Global Employment Holdings, Inc., duly executed by Global Employment Holdings, Inc.;
          (j) A Pledge Agreement, duly executed by Global Employment Holdings, Inc., including all stock certificates;
          (k) A Certificate of Authority of Guarantor, duly executed by Officers of Global Employment Holdings, Inc.;
          (l) A Guaranty by Global Merger Corp, duly executed by Global Employment Holdings, Inc.;
          (m) A Security Agreement by Global Merger Corp, duly executed by Global Employment Holdings, Inc.;
          (n) A Pledge Agreement, duly executed by Global Merger Corp, including all stock certificates;
          (o) A Certificate of Authority of Guarantor, duly executed by Officers of Global Merger Corp;
          (p) The Subordination Agreement, properly executed by all parties required by Lender in its sole discretion, each acknowledged by the Borrowers and the Public Parent;
          (q) The Borrowers’ audited consolidated financial statements for its fiscal year 2005, together with all other items required under Section 6.1(a) of the Credit Agreement;
          (r) A current certificate issued by the Secretary of State of Colorado, certifying that, prior to its merger into Global, Global Merger Corp is in compliance with all applicable organizational requirements of the State of Colorado;
          (s) An opinion of counsel to each Borrower, Global Merger Corp and Global Employment Holdings, Inc.;
          (t) An Affidavit Regarding Out-of-State Execution of Credit and Security Agreement and Notes (for Florida Borrowers);
          (u) An Authority to Pay Letter;
          (v) Evidence that the Sale and Merger have been consummated and completion of a satisfactory review by the Lender of each Borrower’s and the Public Parent’s capital structure, together with a certificate from an Officer of each Borrower certifying true, correct and complete copies of all documents relating to the recapitalization, including all Subordinated Debt and the purchase of the Public Parent’s Series A Preferred Stock and the Public Parent’s Common Stock;
          (w) Payment of the fee described in Paragraph 19; and

          (x) Such other matters as the Lender may require.
     21. Representations and Warranties. Each Borrower hereby represents and warrants to the Lender as follows:
          (a) Each Borrower has all requisite power and authority to execute this Amendment, the Fourth Amended Restated Promissory Note, the Term Note and all other agreements, instruments and documents related to the Sale and Merger and to perform all of its obligations hereunder and thereunder, and this Amendment, the Fourth Amended and Restated Promissory Note, the Term Note and all other agreements, instruments and documents related to the Sale and Merger have been duly executed and delivered by it and constitutes the legal, valid and binding obligation of it, enforceable in accordance with its terms.
          (b) The execution, delivery and performance by each Borrower of this Amendment, the Fourth Amended Restated Promissory Note, the Term Note and all other agreements, instruments and documents related to the Sale and Merger to which such Borrower is a party have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to such Borrower, or the articles of incorporation or by-laws of such Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Borrower is a party or by which it or its properties may be bound or affected.
          (c) This Amendment, the Fourth Amended Restated Promissory Note and the Term Note were signed, executed, and delivered by the Borrowers in Colorado.
          (d) All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.
          (e) The Borrowers have delivered to the purchasers of the Public Parent’s securities being sold in conjunction with the Sale and Merger, including without limitation the purchasers of the Secured Subordinated Debt, a copy of this Amendment and all other agreements, instruments and documents requested by such Persons.
     22. References. All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby. All references to the “Borrowers” or any variation thereof in any guaranty of the Obligations executed by any of the undersigned shall be deemed to refer to each Borrower (as defined in the Credit Agreement), other than such Guarantor.
     23. No Other Waiver. The execution of this Amendment and acceptance of the Fourth Amended Restated Promissory Note, the Term Note and any other documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.
     24. Release. Each Borrower, in its capacity as both borrower and guarantor, hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which any Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.
     25. Costs and Expenses. Each Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, each Borrower specifically agrees to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. Each Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by such Borrower, make a loan to such Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses and the fee required under Paragraph 19 hereof.
     26. Joint and Several Liability. All obligations of each Borrower under this Amendment shall be joint and several. Each Borrower shall be bound both severally and jointly with the other. Each Borrower is responsible for each other Borrower’s obligations under this Amendment. Notices from the Lender to any Borrower shall constitute notice to all Borrowers. Directions, instructions, representations, warranties or covenants made by any Borrower to the Lender shall be binding on all Borrowers.
     27. Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

WELLS FARGO BANK, N.A., acting through its WELLS FARGO BUSINESS CREDIT operating division.		GLOBAL EMPLOYMENT SOLUTIONS, INC.

By:	/s/ Pamela R. Cates	By:	/s/ Howard Brill

Name:	Pamela R. Cates	Name:	Howard Brill
Its:	Vice President	Its:	Chief Executive Officer and President

SOUTHEASTERN STAFFING, INC.		EXCELL PERSONNEL SERVICES CORPORATION

By:	/s/ Howard Brill	By:	/s/ Howard Brill

Name:	Howard Brill	Name:	Howard Brill
Its:	Executive Vice President	Its:	Executive Vice President

MAIN LINE PERSONNEL SERVICES, INC.		FRIENDLY ADVANCED SOFTWARE TECHNOLOGY, INC.

By:	/s/ Howard Brill	By:	/s/ Howard Brill

Name:	Howard Brill	Name:	Howard Brill
Its:	Executive Vice President	Its:	Executive Vice President

BAY HR, INC.		TEMPORARY PLACEMENT SERVICE, INC., f/k/a Michael & Associates, Inc. and successor by merger to Temporary Placement Service, Inc.

By:	/s/ Howard Brill	By:	/s/ Steve Pennington

Name:	Howard Brill	Name:	Steve Pennington
Its:	Executive Vice President	Its:	President

SOUTHEASTERN GEORGIA HR, INC.		SOUTHEASTERN PERSONNEL MANAGEMENT, INC.

By:	/s/ Howard Brill	By:	/s/ Howard Brill

Name:	Howard Brill	Name:	Howard Brill
Its:	Executive Vice President	Its:	Executive Vice President

Sig-1

EXHIBIT A
TO
FIFTH AMENDMENT TO CREDIT AND SECURITY
AGREEMENT AND WAIVER OF DEFAULTS
SCHEDULE 5.2
TO CREDIT AND SECURITY AGREEMENT
CAPITALIZATION AND ORGANIZATIONAL CHART

		No. of Shares	Percent interest
		(after exercise of all	on a fully diluted
Holder of Global Shares	Type of Rights/Stock	rights to acquire shares	basis
Prior to the merger of Global Merger Corp with and into Global: Global Merger Corp	Common	—	up to 97%
After the merger of Global Merger Corp with and into Global: Global Employment Holdings, Inc.	Common	100	100%
Attach organizational chart showing the ownership structure of all Subsidiaries of the Borrower.
See Attached.

A-1

A-2